Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-74583, 333-86283, 333-86285, 333-86287, 333-30662, 333-30664, 333-58552) and S-3 (No. 333-45746) of PictureTel Corporation of our reports dated February 21, 2001 relating to the financial statements and financial statement schedule, which appear in this Form 10-K.

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 13, 2001